Exhibit 99.1

For Immediate Release Contact: David S. Silverman (802) 888-6600

Union Bankshares Announces Second Quarter Ended June 30, 2017
Earnings and Quarterly Dividend Payment

Morrisville, VT July 19, 2017 - Union Bankshares, Inc. (NASDAQ - UNB) today announced results for the three and six months ended June 30, 2017. Consolidated net income for the three months ended June 30, 2017 was $2.2 million, or $0.50 per share, compared to $2.1 million, or $0.48 per share, for the same period in 2016, and $4.2 million, or $0.93 per share, for the six months ended June 30, 2017, compared to $3.9 million, or $0.87 per share, for the same period in 2016.
Second Quarter Highlights
Highlights of the three months ended June 30, 2017 compared to the three months ended June 30, 2016 include:

•	Net income increased $88 thousand, or 4.1% to $2.2 million.

•	Net interest income increased $416 thousand, or 6.7% to $6.6 million.

•	Total assets increased $28.5 million, or 4.5%, to $664.9 million.

•	Loans increased $32.5 million, or 6.4%, to $542.3 million.

•	The loan servicing portfolio increased $46.3 million, or 10.7% to $477.6 million.

•	Deposits increased $16.7 million, or 3.0%, to $564.6 million.

In addition to the increase in net interest income noted above, no provision for loan losses was deemed necessary for the second quarter of 2017 compared to a provision of $75 thousand for the second quarter of 2016. These increases were partially offset by a decrease in noninterest income of $264 thousand, and increases in noninterest expenses of $63 thousand and income taxes of $76 thousand.
Year-to-Date Highlights
Highlights of the six months ended June 30, 2017 include:

•	Net income increased $259 thousand, or 6.6% compared to the same period in 2016.

•	Net interest income increased $783 thousand, or 6.5% to $12.9 million.

•	Return on average common equity of 14.60% and return on average assets of 1.23%.

•	Book value per common share increased 4.4% to $13.10 as of June 30, 2017.

•	Total shareholders’ equity increased 4.4% to $58.5 million compared to June 30, 2016.

•	Net loan charge-offs were $79 thousand, or 0.03% of average loans, for the six months ended June 30, 2017.

•	Nonperforming loans were 0.57% of total loans.

For the six months ended June 30, 2017, noninterest income was $4.6 million, a decrease of $217 thousand from the same period a year ago. The decrease is attributable to decreases of $170 thousand in gains on the sale of real estate loans, $95 thousand in income from life insurance, and $37 thousand in service charge income. These decreases were partially offset by increases in overdraft fee income of $47 thousand and loan servicing income of $43 thousand.

Total noninterest expense increased $301 thousand, or 2.6%, to $11.8 million for the six months ended June 30, 2017 compared to $11.5 million for the same period in 2016. Increases of $172 thousand in salaries and wages, $36 thousand in pension and employee benefits, $127 thousand in occupancy expenses and $7 thousand in equipment expenses, were partially offset by a decrease in other expenses of $41 thousand.

On July 19, 2017, the Board of Directors declared a regular quarterly cash dividend $0.29 per share payable August 9, 2017 to shareholders of record as of July 28, 2017.

About Union Bankshares, Inc.
Union Bankshares, Inc., headquartered in Morrisville, Vermont, is the bank holding company parent of Union Bank, which provides commercial, retail and municipal banking services and asset management services throughout northern Vermont and New Hampshire. Union Bank operates 17 banking offices, three loan centers, and multiple ATMs throughout its geographical footprint.
Union Bank has been helping people buy homes and local businesses create jobs in area communities since opening its doors over 125 years ago. Union Bank has earned an exceptional reputation for residential lending programs and has recently been named, for the fourth consecutive year, the USDA RD Vermont lender of the year. Union has also been designated as an SBA Preferred lender for its participation in small business lending. Union is proud to be one of the few independent community banks serving Vermont and New Hampshire and we maintain a strong commitment to our core traditional values of keeping deposits safe, giving customers convenient financial choices and making loans to help people in our local communities buy homes, grow businesses, and create jobs. These values--combined with financial expertise, quality products and the latest technology--make Union Bank the premier choice for your banking services, both personal and business. Member FDIC. Equal Housing Lender.
Forward-Looking Statements
Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov or on our investor page at www.ublocal.com.